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                              THE BENCHMARK FUNDS

              ADDENDUM NO. 1 TO THE INVESTMENT ADVISORY AGREEMENT
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          This Addendum, dated as of the 31st day of March, 1998, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Delaware business trust, and THE NORTHERN TRUST COMPANY (the "Investment Adviser"), an Illinois state bank.

          WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement of even date herewith (the "Advisory Agreement"), pursuant to which the Trust appointed the Investment Adviser to act as investment adviser to the Trust for the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio and Tax-Exempt Portfolio;

          WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Investment Adviser to act as investment adviser under the Advisory Agreement, the Trust shall so notify the Investment Adviser in writing and if the Investment Adviser is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to the Investment Adviser shall be that which is agreed to in writing by the Trust and the Investment Adviser; and

          WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Trust has notified the Investment Adviser that it has established the Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, and Bond Portfolio (the "Portfolios"), and that it desires to retain the Investment Adviser to act as the investment adviser therefor, and the Investment Adviser has notified the Trust that it is willing to serve as investment adviser for the Portfolios;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   Appointment.  The Trust hereby appoints the Investment Adviser to
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               act as investment adviser to the Trust for the Portfolios for the period and on the terms set forth in the Advisory Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.



          2.   Duties.  The Investment Adviser shall perform the following
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               duties with respect to the Equity Index
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               Portfolio, Small Company Index Portfolio, Diversified Growth
               Portfolio and Focused Growth Portfolio in lieu of clauses (ii) and (iii) of paragraph 3(a) of the Advisory Agreement:

                    (a) The Investment Adviser shall place orders pursuant to its determination either directly with the issuer or with any broker and/or dealer or other persons who deal in the securities in which the Portfolio in question is trading. In executing portfolio transactions and selecting brokers or dealers with respect to common and preferred stocks, the Investment Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to any Portfolio and/or other accounts over which the Adviser and/or an affiliate of the Adviser exercises investment discretion;

                    (b) The Investment Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Portfolio as well as other fiduciary or agency accounts managed by the Investment Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain best overall terms available execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Portfolio and to such other accounts.

          3.   Compensation.  For the services provided and the expenses assumed
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               pursuant to the Advisory Agreement, the Trust will pay the
               Investment Adviser, and the Investment Adviser will accept as

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               full compensation therefor from the Trust, a fee at an annual rate of .30 of 1% of the Equity Index Portfolio's average net assets, .40 of 1% of the Small Company Index Portfolio's average net assets, .80 of 1% of the Diversified Growth Portfolio's average net assets, 1.10% of the Focused Growth Portfolio's average net assets, .40 of 1% of the U.S. Treasury Index Portfolio's average net assets, .60 of 1% of the U.S. Government Securities Portfolio's average net assets, .60 of 1% of the Short-Intermediate Bond Portfolio's average net assets, and .60 of 1% of the Bond Portfolio's average net assets. The fee will be computed based on net assets on each day and will be paid to the Investment Adviser monthly. Such fee as is attributable to each Portfolio shall be a separate charge to such Portfolio and shall be the several (and not joint or joint and several) obligation of each such Portfolio.

          4.   Capitalized Terms.  From and after the date hereof, the term
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               "Portfolios" as used in the Advisory Agreement shall be deemed to include the Equity Index Portfolio, Small Company Index
               Portfolio, Diversified Growth Portfolio, Focused Growth
               Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio and Bond Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

          5.   Miscellaneous.  Except to the extent supplemented hereby, the
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               Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

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          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


ATTEST:                             THE BENCHMARK FUNDS
        ----------------
                                    By: /s/ Nancy L. Mucker
                                        -------------------
                                    Name:   Nancy L. Mucker
                                          -----------------
                                    Title:  Vice President
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ATTEST:  ----------------           THE NORTHERN TRUST COMPANY

                                    By: /s/ Thomas L. Mallman
                                        ----------------------
                                    Name:   Thomas L. Mallman
                                          --------------------
                                    Title:  Sr. Vice President
                                          --------------------

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